Exhibit 99.1

                     Potlatch Reports Third Quarter Results



    SPOKANE, Wash.--(BUSINESS WIRE)--Oct. 31, 2006--Potlatch Corporation (NYSE:PCH), a real estate investment trust (REIT), today reported net earnings of $24.2 million, or $.62 per diluted common share, for the third quarter of 2006, compared to second quarter net earnings of $8.0 million, or $.21 per diluted common share, and net earnings of $11.1 million for the third quarter of 2005. Results for the third quarter of 2006 included a net tax benefit of $9.2 million, or $.23 per diluted common share, primarily related to an agreement reached with the Internal Revenue Service regarding tax issues pertaining to open tax years.

    Excluding the net tax benefit, third quarter 2006 net income was $15.0 million, or $.39 per diluted common share. Compared to the second quarter, results for the third quarter of 2006 reflected continued improvement in our pulp and paperboard business and higher results for the Resource segment, which were partially offset by lower results for the Wood Products segment. Third quarter 2006 results were better than the third quarter of 2005 due primarily to improved results for the Pulp and Paperboard and Consumer Products segments.

    Net revenues for the third quarter of 2006 were $398.1 million, compared with $414.6 million and $405.5 million recorded in the second quarter of 2006 and third quarter of 2005, respectively.

    Net earnings for the first nine months of 2006 totaled $95.0 million, or $2.65 per diluted common share, compared to net earnings of $23.0 million, or $.79 per diluted common share, for the first nine months of 2005. Results for the first nine months of 2006 included a net tax benefit of $60.4 million, or $1.68 per diluted common share, related primarily to the company's January 1, 2006, conversion to a REIT.

    Cash provided by operating activities for the nine months ended September 30, 2006, was $137.9 million, compared to $43.9 million for the same period in 2005. During the third quarter of 2006, the company paid $19.0 million in distributions and made an $18.1 million voluntary contribution to its qualified pension plans.

    Resource

    The Resource segment reported operating income of $19.3 million for the third quarter of 2006, compared with $9.8 million in the second quarter and $20.0 million earned in the third quarter of 2005. Compared to the second quarter, the higher operating income for the third quarter of 2006 was due primarily to seasonal increases in Idaho fee harvest levels, which were partially offset by lower selling prices for logs in Idaho and Arkansas. The slightly lower earnings for the third quarter of 2006 compared to the same period in 2005 were due primarily to decreased harvest of fee timber and lower selling prices for logs in Arkansas, combined with a loss at the company's Boardman, Oregon, hybrid poplar operation. The Boardman operation was in a development stage in the third quarter of 2005, and most of the expenses were capitalized in that quarter. Following the start of harvesting operations in late 2005, most operating costs are now expensed. Increased fee harvest and higher selling prices for logs in Idaho partially offset the unfavorable comparison.

    Land Sales and Development

    The Land Sales and Development segment, which is a new segment beginning in 2006, reported operating income of $0.8 million for the third quarter of 2006, compared with operating income of $1.5 million in the second quarter and $6.0 million for 2005's third quarter. The lower results for the third quarter of 2006 as compared to the second quarter were due to the sale of a conservation easement in Minnesota during the second quarter. The year over year quarterly results were lower for 2006 due to larger strategic sales that occurred in 2005. Most of our land sales activity is on hold pending the completion of an on-going assessment of our land for alternative values and identification of suitable property for tax deferred exchanges.

    Wood Products

    The Wood Products segment recorded an operating loss of $5.2 million for the third quarter of 2006, compared with income of $3.5 million and $5.9 million in the second quarter of 2006 and the third quarter of 2005, respectively. "Markets for our lumber products deteriorated significantly, especially for our southern lumber products," noted Michael J. Covey, Potlatch president and chief executive officer. "Sales prices for our southern yellow pine lumber products were down 13% from the second quarter of 2006 and 21% from the third quarter of 2005, while log prices were relatively flat, thus eroding margins during the third quarter," Covey added. Due to the poor lumber markets in the South, the company's two Arkansas lumber mills took temporary downtime during the third quarter, and additional downtime is being taken at these lumber mills in the fourth quarter.

    Pulp and Paperboard

    For the third quarter of 2006, the Pulp and Paperboard segment reported operating income of $14.3 million, versus $3.9 million in the second quarter and $0.4 million for the third quarter of 2005. "Markets for our pulp and paperboard products continued to strengthen during the third quarter," Covey said. "Average sales prices for both pulp and paperboard were higher in the third quarter of 2006 compared to the second quarter of 2006 and third quarter of 2005, with selling prices for paperboard increasing 3% and 6%, respectively, versus the two comparable periods," Covey noted. Higher costs for wood fiber in Idaho and maintenance partially offset the favorable comparisons to the second quarter of 2006 and third quarter of 2005.

    Consumer Products

    The Consumer Products segment reported operating income of $6.2 million for the third quarter of 2006, compared with operating income of $7.0 million and $2.4 million reported for the second quarter of 2006 and third quarter of 2005, respectively. Compared to the second quarter, the lower earnings for the third quarter of 2006 were primarily due to higher pulp costs and 5% fewer shipments. Record shipments were recorded in the second quarter of 2006, due primarily to the sale of additional consumer tissue products and parent rolls in order to balance our inventories. The improved results for the third quarter of 2006 compared to the same quarter in 2005 were largely due to increased shipments and higher net selling prices, partially offset by higher pulp, freight and packaging costs. The higher net selling prices were due to a combination of price increases and sheet count reductions.

    Other Items

    Excluding the net tax benefit of $9.2 million primarily related to the agreement reached with the Internal Revenue Service regarding tax issues pertaining to open tax years, the company recorded an income tax benefit of $4.6 million for the third quarter of 2006, compared with income tax provisions of $1.3 million and $6.6 million for the second quarter of 2006 and third quarter of 2005, respectively. The income tax benefit was due to a pre-tax loss for the company's taxable REIT subsidiary, which includes all of the manufacturing businesses.

    During the third quarter of 2006, we redeemed the remaining $5.5 million balance of our 10% Senior Subordinated Notes. Premium-related and deferred debt issuance costs associated with the redemption were more than offset by interest rate swap income associated with the notes.

    The U.S. and Canada reached a negotiated settlement to the softwood lumber trade dispute during the third quarter. As a result of the settlement, Potlatch expects to receive an estimated $40 million payment within six months of the effective date of October 13, 2006. The company anticipates receiving 50% or more of the payment in the fourth quarter of 2006.

    Outlook

    Pulp, paperboard and consumer tissue markets are expected to remain strong for the remainder of 2006, with some additional strengthening of paperboard markets likely. These improvements are expected to be partially offset by continued overall poor markets for lumber and higher wood fiber costs, especially for our Idaho pulp and paperboard operation, due to very high chip prices resulting at least partly from sawmill curtailments in the West. We expect that it may take several months for the capacity in North America to adjust to housing starts at current levels. Although we have not seen significant erosion of log prices in our operating areas, it is possible that weak markets will cause log prices to decline in the future.

    About Potlatch

    Potlatch is a REIT with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Oregon. Through a taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue products.

    A conference call will be held today, October 31, at 8 a.m.
Pacific time (11 a.m. Eastern). Those interested can access the conference call by dialing 1-866-314-9013 for U.S./Canada and 1-617-213-8053 for calls outside the U.S./Canada. Participants will be asked to provide passcode number 38999387. The conference call may also be accessed through the Potlatch Corporation website at www.potlatchcorp.com.

    For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website for approximately one year following the conference call. A telephone replay of the conference call will be available until November 7, 2006, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for
calls outside the U.S./Canada, and entering passcode number 96459995.

    Forward-Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements regarding the amount and timing of expected payments under the U.S./Canada softwood lumber trade dispute settlement, direction of markets, and future costs and prices. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in worldwide demand for our products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; implementation or revision of governmental policies and regulations affecting import and export controls or taxes; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; unanticipated actions by the Canadian government or other Canadian interests with respect to the softwood lumber trade dispute settlement and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.



          Potlatch Corporation and Consolidated Subsidiaries
                       Statements of Operations
     Unaudited (Dollars in thousands - except per-share amounts)

                      Three Months Ended          Nine Months Ended
                ------------------------------ -----------------------
                 Sept. 30, June 30,  Sept. 30,      September 30,
                   2006      2006      2005       2006        2005
----------------------------------------------------------------------
Revenues         $398,108  $414,623  $405,540  $1,215,212  $1,110,923
----------------------------------------------------------------------
Costs and
 expenses:
 Depreciation,
  depletion and
  amortization     22,989    22,314    21,729      67,995      60,404
 Materials,
  labor and
  other
  operating
  expenses        334,625   353,917   340,359   1,028,248     932,169
 Selling,
  general and
  administrative
  expenses         23,206    22,093    18,999      68,946      61,284
----------------------------------------------------------------------
                  380,820   398,324   381,087   1,165,189   1,053,857
----------------------------------------------------------------------
Earnings from
 operations        17,288    16,299    24,453      50,023      57,066

Interest expense   (7,229)   (7,323)   (7,236)    (21,911)    (21,722)
Debt retirement
 costs                 53         -         -          53           -
Interest income       355       295       514       1,452       1,827
----------------------------------------------------------------------
Earnings before
 taxes             10,467     9,271    17,731      29,617      37,171
Provision
 (benefit) for
 taxes            (13,765)    1,273     6,641     (65,386)     14,125
----------------------------------------------------------------------
Net earnings     $ 24,232  $  7,998  $ 11,090  $   95,003  $   23,046
======================================================================
Net earnings per
 common share:
 (a)
 Basic           $    .63  $    .21  $    .38  $     2.66  $      .79
 Diluted              .62       .21       .38        2.65         .79
Average shares
 outstanding (in
 thousands):
 Basic             38,724    38,681    29,179      35,688      29,055
 Diluted           38,858    38,819    29,401      35,870      29,238
----------------------------------------------------------------------

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.

(a) On March 31, 2006, the Company paid a special earnings and profit distribution, consisting of approximately 9.1 million shares of common stock and $89 million in cash, in association with the REIT conversion. Reflected below are pro forma results giving effect to the common stock distribution for diluted earnings per common share for all periods presented, as if the common stock distribution had occurred at the beginning of each period:




                            Three Months Ended       Nine Months Ended
                       ----------------------------  -----------------
                       Sept. 30, June 30, Sept. 30,    September 30,
                         2006     2006      2005      2006     2005
                       -----------------------------------------------
Diluted earnings per
 common share
  As reported          $    .62  $   .21   $   .38   $ 2.65   $   .79
  Pro forma            $    .62  $   .21   $   .29   $ 2.45   $   .60




          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
     Unaudited (Dollars in thousands - except per-share amounts)

                                            September 30, December 31,
                                                    2006         2005
----------------------------------------------------------------------
Assets
Current assets:
 Cash and short-term investments              $   16,752   $   63,833
 Receivables, net                                117,191      114,641
 Inventories                                     160,192      209,696
 Prepaid expenses                                 17,077       15,006
----------------------------------------------------------------------
  Total current assets                           311,212      403,176
Land other than timberlands                        8,556        8,507
Plant and equipment, at cost less
 accumulated depreciation                        566,261      589,161
Timber, timberlands and related
 logging facilities                              393,781      400,595
Other assets                                     253,664      227,358
----------------------------------------------------------------------

                                              $1,533,474   $1,628,797
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
 Current installments on long-term debt       $    3,157   $    2,357
 Accounts payable and accrued liabilities        163,856      144,943
----------------------------------------------------------------------
  Total current liabilities                      167,013      147,300
Long-term debt                                   324,464      333,097
Other long-term obligations                      252,392      245,867
Deferred taxes                                   124,610      197,385
Stockholders' equity                             664,995      705,148
----------------------------------------------------------------------

                                              $1,533,474   $1,628,797
======================================================================

Stockholders' equity per common share         $    17.16   $    24.01
Working capital                               $  144,199   $  255,876
Current ratio                                      1.9:1        2.7:1
----------------------------------------------------------------------

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.




          Potlatch Corporation and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                   Unaudited (Dollars in thousands)

                                                    Nine Months Ended
                                                      September 30,
                                                      2006     2005
----------------------------------------------------------------------
Cash Flows From Operations
 Net earnings                                        $95,003  $23,046
 Adjustments to reconcile net earnings to net
  operating cash flows:
   Depreciation, depletion and amortization           67,995   60,404
   Deferred taxes                                    (72,775)       -
   Cost of permit timber harvested                     3,229    3,747
   Equity-based compensation expense                   2,970    1,628
   Employee benefit plans                               (981)  (2,907)
 Working capital changes                              60,569  (42,040)
 Funding of qualified pension plans                  (18,092)       -
----------------------------------------------------------------------

   Net cash provided by operating activities         137,918   43,878
----------------------------------------------------------------------

Cash Flows From Investing
 Decrease in short-term investments                   48,263   60,917
 Additions to plant and properties                   (37,243) (91,162)
 Other, net                                           (4,514)  (6,430)
----------------------------------------------------------------------

   Net cash provided by (used for) investing
    activities                                         6,506  (36,675)
----------------------------------------------------------------------

Cash Flows From Financing
 Change in book overdrafts                             3,228      837
 Issuance of common stock                              6,261        -
 Repayment of long-term debt                          (7,833)  (1,078)
 Issuance of treasury stock                              513   10,880
 Purchase of treasury stock                                -   (1,868)
 Distributions to common stockholders               (146,112) (13,103)
 Income tax benefit resulting from the exercise of
  employee stock options                               1,233        -
 Other, net                                             (532)     491
----------------------------------------------------------------------

   Net cash used for financing activities           (143,242)  (3,841)
----------------------------------------------------------------------

Increase in cash                                       1,182    3,362
Cash at beginning of period                            6,133    8,646
----------------------------------------------------------------------

Cash at end of period                                 $7,315  $12,008
======================================================================

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.




                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                             Three Months Ended      Nine Months Ended
                        ---------------------------- -----------------
                        Sept. 30, June 30, Sept. 30,     Sept. 30,
                          2006      2006     2005      2006     2005
----------------------------------------------------------------------
Distributions per common
 share (1)
 (annual rate)          $   1.96  $  1.96  $    .60  $  1.96  $   .60
======================================================================
(1) Distributions for 2006 reflect the annualized rate, after adjustment for a special earnings and profit distribution of $15.15 per common share paid in the first quarter.




                         Segment Information
                        (Dollars in thousands)

                      Three Months Ended          Nine Months Ended
                ------------------------------ -----------------------
                 Sept. 30, June 30,  Sept. 30,      September 30,
                   2006      2006      2005       2006        2005
----------------------------------------------------------------------
Revenues
  Resource       $ 84,710  $ 68,787  $ 90,794  $  218,689  $  209,195
----------------------------------------------------------------------
  Land sales and
   development      1,139     2,031     6,938       3,810       9,502
----------------------------------------------------------------------
  Wood products
   Lumber          89,703   107,671   103,795     302,771     289,602
   Plywood         12,657    15,368    12,943      42,452      40,197
   Particleboard    5,928     5,012     4,036      15,138      13,286
   Other            9,209     9,773    10,183      30,053      26,925
----------------------------------------------------------------------
  Total wood
   products
   revenues       117,497   137,824   130,957     390,414     370,010
----------------------------------------------------------------------
  Pulp and
   paperboard
   Paperboard     131,080   132,130   133,178     395,743     372,682
   Pulp            23,004    15,317    18,099      53,811      45,317
   Other              302       294       206         915         681
----------------------------------------------------------------------
  Total pulp and
   paperboard
   revenues       154,386   147,741   151,483     450,469     418,680
----------------------------------------------------------------------
  Consumer
   products       113,232   117,142    95,541     329,909     281,203
----------------------------------------------------------------------
                  470,964   473,525   475,713   1,393,291   1,288,590
Intersegment
 revenues         (72,856)  (58,902)  (70,173)   (178,079)   (177,667)
----------------------------------------------------------------------

Total revenues   $398,108  $414,623  $405,540  $1,215,212  $1,110,923
======================================================================

Operating income
 (loss)
  Resource       $ 19,262  $  9,764  $ 19,957  $   43,408  $   42,954
  Land sales and
   development        788     1,491     6,043       2,768       7,496
  Wood products    (5,161)    3,481     5,943       5,581      28,212
  Pulp and
   paperboard      14,302     3,913       402      16,560       2,695
  Consumer
   products         6,186     6,984     2,379      20,059       3,230
  Eliminations     (6,578)    1,049    (1,506)     (4,859)        625
----------------------------------------------------------------------
                   28,799    26,682    33,218      83,517      85,212
Corporate         (18,332)  (17,411)  (15,487)    (53,900)    (48,041)
----------------------------------------------------------------------
Earnings before
 taxes           $ 10,467  $  9,271  $ 17,731  $   29,617  $   37,171
======================================================================

Certain 2005 amounts have been reclassified to conform to the 2006 presentation.




    CONTACT: Potlatch Corporation
             Mark J. Benson, 509-835-1513 (Media)
             Douglas D. Spedden, 509-835-1549 (Investors)